The Annual Meeting of Shareholders of The Zweig Fund, Inc. was held on May 9, 2007. The meeting was held for the purpose of electing two (2) nominees to the Board of Directors.

The results of the above matters were as follows:

DIRECTORS             VOTES FOR    VOTES       VOTES      ABSTENTIONS
                                  AGAINST     WITHHELD
George R. Aylward    60,693,838     N/A      1,409,448      N/A
Alden C. Olson Ph.D  60,470,742     N/A      1,632,544      N/A


Based on the foregoing George R. Aylward and Alden C. Olson, Ph.D, were elected as Directors. The Fund's other Directors who continue in office are Charles H. Brunie, Wendy Luscombe James B. Rogers, Jr. and R. Keith Walton

Proposal to Amend the Fund's Articles of Incorporation (the "Articles") to authorize the Board of Directors from time to time to amend the Articles to increase or decrease the number of authorized shares of common stock without any further authorization by shareholders:


        FOR               AGAINST            ABSTAIN
     55,503,583          5,536,267          1,063,166